Gaelic Capital Group
                               1912 West Bay Crest
                           Santa Ana, California 92704
                                 (714) 444-0223


February  11,  2002

Mr.  Norm  Martin                              CONFIDENTIAL  DOCUMENT
                                               ----------------------

                   PARKVIEW COMMUNITY HOSPITAL MEDICAL CENTER

3865  Jackson  St.
Riverside,  California  92503-3998

Dear  Mr.  Martin:

This letter agreement (the "Agreement") entered into this 12th day of February, 2002 sets forth the terms and conditions by and between Parkview Community Hospital Medical Center, a California not-for-profit corporation ("Hospital") and Gaelic Capital Group, a Nevada corporation ("GCG"), regarding the retention of GCG to provide to Hospital the services ("Services") as set forth herein below and to define GCG's compensation for providing such Services to Hospital.

1. SERVICES TO BE PROVIDED BY GCG. Pursuant to and subject to the terms of this Agreement, GCG shall provide to Hospital, on a non-exclusive basis, the following Services:

     1.1. Assist Hospital in the location and/or negotiation with a potential financing source or sources (collectively "Source") to re-capitalize and/or re-finance and sell Assets of Hospital. For the purposes of this Agreement, the sale of Assets, re-capitalization and/or re-financing of Hospital (including the "sale-leaseback" of assets) or any combination thereof from any such Source shall all be hereinafter referred to collectively as a "Transaction".

     1.2. Assist as one of Hospital's non-exclusive representatives (but without any authority to bind or obligate Hospital) in discussions and any preliminary negotiations with such Source in pursuing any potential Transaction or Transactions;

     1.3. Assist Hospital in its preparation of information materials to the Source describing the re-capitalization and/or refinancing of Hospital (the "Financial Information Materials") and assist Hospital in the non-legal aspects of final documentation and closing of any Transaction;

2.   COMPENSATION  FOR  SERVICES

     2.1. FINANCIAL CONSULTING FEE. In consideration of performing the Services on behalf of Hospital, Hospital agrees to pay to GCG a non-refundable "Financial Consulting Fee" equal to THIRTY THOUSAND DOLLARS ($30,000). Hospital will pay the Financial Consulting Fee in four (4) equal installments ("Installments") of SEVEN THOUSAND FIVE HUNDRED DOLLARS ($7,500) each. Hospital will pay the first Installment to GCG immediately upon its execution of this Agreement. The remaining three
          (3) Installments shall be paid to GCG on a weekly basis commencing one week after payment of the initial Installment.

     2.2. CONTINGENT FINANCIAL CONSULTING FEE. In addition to the Consulting Fee, for any completed Transaction between Hospital and a Source, GCG
                        ---------
          shall be paid a Financial Consulting Fee. equal to the GREATER of: (a)
                                                                --------
          ONE  HUNDRED  THOUSAND  DOLLARS ($100,000); or, (b) an amount equal to
          SIX PERCENT (6%) of the total value of any Transaction between Hospital and the Source including, but not limited to, the combined amount in the aggregate of any re-capitalization or re-financing of Hospital plus any consideration received for the sale or sale
                    ----
          leaseback of any of Hospital's Assets (including those of subsidiaries).

     2.3. A  Contingent  Financial  Consulting  Fee  will  be  due to GCG if any
                                                                            ----
          Transaction (or Transactions, as the case may be) closes, and GCG understands that Hospital is not under any obligation to close any Transaction. The obligation of Hospital to pay GCG the Financial Consulting Fee shall extend beyond the end of the Term or the date of any Early Termination. Specifically, Section 2.2 and Section 3.0 herein shall continue in full force and effect beyond the end of the Term (as defined herein below) if any Source and/or Buyer was working with Hospital or GCG on a Transaction prior to such termination and subsequently either merges with, and/or invests in, and/or re-capitalizes and/or re-finances Hospital, and/or purchases the Assets for a period commencing eighteen (18) months after the end of the Term. Under any of these circumstances Hospital agrees to pay the Financial Consulting Fee to GCG pursuant to Section 2.2.

3. EXPENSES. In addition to any compensation payable to GCG pursuant to this Agreement, Hospital will on a weekly basis either advance on behalf of and/or immediately reimburse to GCG all reasonable out-of-pocket expenses incurred by GCG in connection with the performance of the Services, whether or not a Transaction is completed. GCG will charge Hospital for expenses ordinarily charged by financial advisers and shall include, among other things, photocopying and printing costs, postage, long distance telephone charges, and travel and lodging expenses, if any.

4. TERM OF AGREEMENT. The term of this Agreement will begin on the date of execution of this Agreement by Hospital and continue until the earlier to occur of (i) completion of a Transaction, or (ii) 30 days from the date of execution of this Agreement. The Agreement shall automatically extend beyond the Term for a period of thirty (30) additional days if either Hospital or GCG does not otherwise terminate the Agreement in writing. Upon any event of Termination, GCG shall be entitled to immediately receive all compensation provided for in this Agreement, including the balance of Financial Consulting Fee (if any) and all expenses incurred through the effective date of Termination.

5.   TERMS  OF  RETENTION.  The  following  terms  are  an integral part of this
     Agreement:

     5.1. LIMITED ROLE. Because GCG's role in any Transaction is limited, Hospital should retain attorneys, accountants, appraisers and other professionals as appropriate for any Transaction.

     5.2. INDEMNIFICATION; EXCULPATION. Because GCG will be acting as the limited representative of Hospital, and relying totally on information provided by it, Hospital has agreed to indemnify GCG and hold it and its employees harmless against any acts of fraud or misrepresentation arising from such Company-provided information.

     5.3. ARBITRATION. Hospital and GCG mutually agree to submit any and all disputes that may arise from this Agreement to binding arbitration and herein waive any right to trail or other legal proceeding.

     The signatories to this Agreement on behalf of GCG and Hospital respectively represent and warrant that they are duly authorized to enter into this Agreement on behalf of the party on whose behalf they purport to execute this Agreement.

     PLEASE CONFIRM THAT THE FOREGOING IS IN ACCORDANCE WITH YOUR UNDERSTANDING BY SIGNING AND RETURNING TO US THIS AGREEMENT ALONG A CHECK FOR THE INITIAL INSTALLMENT OF THE FINANCIAL CONSULTING FEE OF $7,500. AN EXECUTED COPY HAS BEEN PROVIDED FOR YOUR RECORDS. WE LOOK FORWARD TO THE COMPLETION OF THIS PROJECT.


Very  truly  yours,
GAELIC  CAPITAL  GROUP
a  Nevada  corporation

By:  /s/  Christopher  A.  Wheeler,  President
-----------------------------------------------


ACKNOWLEDGED  AND  ACCEPTED  AS  OF  THE  DATE  SET  FORTH  ABOVE:


PARKVIEW  COMMUNITY  HOSPITAL  MEDICAL  CENTER



By:  /s/  Norm  Martin,  Chief  Executive  Officer
--------------------------------------------------